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                                                                      EXHIBIT 12

                  PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS

                                                                                                     12 MONTHS
                                                      YEAR ENDED DECEMBER 31,                          ENDED
                                   -------------------------------------------------------------     MARCH 31,
                                     1989         1990         1991         1992         1993           1994
                                   ---------    ---------    ---------    ---------    ---------     ---------
                                                       (THOUSANDS OF DOLLARS)
Net Income....................... $  523,435   $  403,662   $  543,035   $  504,117   $  595,519(A)  $  615,642
Plus Income Taxes................    207,644      144,652      274,146      253,276      316,010        335,713
                                   ---------    ---------    ---------    ---------    ---------      ---------
Net Income Before Income Taxes...    731,079      548,314      817,181      757,393      911,529        951,355
                                   ---------    ---------    ---------    ---------    ---------      ---------
Fixed Charges and Preferred Stock
  Dividend Requirements:
  Interest Charges...............    408,661      457,017      478,321      524,025      502,534        494,480
  Interest Factor in Rentals.....      8,908        9,162        9,311        9,591       11,090         11,393
  Preferred Stock Dividend
     Requirements (Pre-tax)......     39,729       38,544       42,676       46,748       58,112         60,917
                                   ---------    ---------    ---------    ---------    ---------      ---------
          Total..................    457,298      504,723      530,308      580,364      571,736        566,790
                                   ---------    ---------    ---------    ---------    ---------      ---------
Earnings Before Fixed Charges and
  Preferred Stock Dividend
  Requirements................... $1,188,377   $1,053,037   $1,347,489   $1,337,757   $1,483,265     $1,518,145
                                  ==========   ==========   ==========   ==========   ==========     ==========
Ratio............................       2.60         2.09         2.54         2.30         2.59           2.68
                                        ====         ====         ====         ====         ====           ====

(A) Excludes cumulative effect of $5.4 million change in accounting for EDHI's income taxes.

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